Exhibit 8

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended
(the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer". The Joint
Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of his, her or its behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated:  October 11, 2016

DAFNA CAPITAL MANAGEMENT, LLC


By: /s/ Nathan Fischel
___________________________________
Dr. Nathan Fischel
Its: Chief Executive Officer


/s/ Nathan Fischel
___________________________________
Nathan Fischel, MD, CFA


/s/ Fariba Ghodsian
___________________________________
Fariba Ghodsian, Ph.D., MBA